Exhibit 23.2

Tel: +61 2 9251 4100 Fax: +61 2 9240 9821 www.bdo.com.au	Level 11, 1 Margaret St Sydney NSW 2000 Australia

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated September 26, 2024, relating to the consolidated statements of financial position of Openmarkets Group Pty Ltd and subsidiaries (the “Successor”) (the “Company”) as of June 30, 2024 and 2023, the related consolidated statements of profit or loss and other comprehensive loss, cash flows and changes in equity for the year ended June 30, 2024 and for the period from August 31, 2022 to June 30, 2023 and for the period from July 1, 2022 to August 30, 2022 of ACN 159 661 453 Limited (formerly known as Openmarkets Group Limited) (the “Predecessor”), which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ BDO Audit Pty Ltd

BDO Audit Pty Ltd

Sydney, Australia

October 15, 2024

BDO Audit Pty Ltd ABN 33 134 022 870 is a member of a national association of independent entities which are all members of BDO Australia Ltd ABN 77 050 110 275, an Australian company limited by guarantee. BDO Audit Pty Ltd and BDO Australia Ltd are members of BDO International Ltd, a UK company limited by guarantee, and form part of the international BDO network of independent member firms.